Exhibit 10.64
PRIVATE AND CONFIDENTIAL
FINAL VERSION
Mike S. Zafirovski
Employment Terms and Conditions
1. Employment Relationship
Effective November 15, 2005, you shall be appointed President and Chief Executive Officer of Nortel Networks Corporation and Nortel Networks Limited (collectively, “Nortel”). You shall be an officer and director of each of these entities. You shall be considered an employee of Nortel effective October 17, 2005. Your employment relationship is that of employment at will and not subject to a specified term.
2. Salary
Your base salary will be US$1,200,000 per annum paid to you bi-weekly. Normally, salaries are reviewed on an annual basis, typically in the first quarter, in accordance with the various evaluation processes and market-driven guidelines.
3. Incentive Award
You will be eligible to participate in the annual SUCCESS Incentive Award Plan (“SUCCESS”) with a target of 150% of your base salary to a maximum of 300% of your base salary. For 2005, you will be eligible to participate in the 2005 SUCCESS plan pro-rated depending upon the number of months that you are in active employment. In all other respects, your SUCCESS bonus will be assessed in accordance with the terms of the SUCCESS plan.
4. Long-Term Incentives
You will be eligible to participate in the Nortel Networks Corporation 1986 Stock Option Plan As Amended and Restated and the Nortel Networks Corporation 2000 Stock Option Plan (collectively, the “Stock Option Plans”), the Nortel Networks Stock Purchase Plan and the Nortel 2005 Stock Incentive Plan (the “Restricted Stock Unit Plan”).
You will receive a new hire grant of 5 million stock options under the applicable Stock Option Plan. The stock options shall be exercisable as to 20% on or after the date that is one year from the effective date of the grant, and as to an additional 20% on each anniversary of the effective date of the grant, with 100% of such stock options exercisable on or after the date that is five years from the effective date of the grant. The exercise price of the stock options shall be equal to 100% of the market value of a Nortel Networks Corporation share on the date of the grant, as determined under the applicable Stock Option Plan and approved by the Nortel Board of Directors. The stock options shall be subject to the terms and conditions of the applicable Stock Option Plan and Nortel’s policies and procedures. The anticipated effective date of the grant is November 15, 2005.

You will receive an award under the Restricted Stock Unit Plan valued at the time of award by an industry recognized valuation tool approved by the Joint Leadership Resources Committee and the Board of Directors equivalent to US$7.5 million. The restricted stock units awarded shall vest as to 20% on or after the date that is one year from the effective date of the award, and as to an additional 20% on each anniversary of the effective date of the award, with 100% of such restricted stock units vested on or after the date that is five years from the effective date of the award. The anticipated effective date of the award is November 15, 2005.
Your eligibility for additional stock option grants or restricted stock unit awards shall be reviewed at the same time as other key employees on an annual basis, typically in the first quarter, in accordance with the various evaluation processes and market-driven guidelines.
You will be entitled to an additional long term incentive award with a target of 200% of your base salary to a maximum of 400% of your base salary. The terms and conditions of this long-term incentive will be discussed with you and approved by the Joint Leadership Resources Committee and the Board of Directors of Nortel.
5. Benefits
You will be eligible to participate in employee benefit plans in accordance with the terms of those plans upon your commencement of employment. This currently includes medical, dental, vision, short term disability, long term disability, business travel insurance, accidental death and dismemberment, and life insurance coverages. You will also be eligible for benefits under the Nortel relocation program, including reasonable moving and real estate expenses associated with the sale of your home, if applicable. A Benefits summary and details of the Nortel relocation program will be provided to you by the Executive Compensation Group.
You will also be eligible for 5 weeks of vacation per annum immediately upon your commencement of employment.
6. Capital Accumulation and Retirement Programs
You will be offered the choice between two Capital Accumulation and Retirement Programs: the Balanced Program or the Investor Program. All of our retirement programs are periodically reviewed and changes may result to the programs as currently described. You shall be eligible for pension benefits in accordance with the terms of the applicable Nortel plan.
In addition to your participation in the Capital Accumulation and Retirement Programs, you will be eligible for certain additional pension benefits. Under this arrangement, you will receive a special lifetime pension benefit of US$500,000, with a 60% joint and survivor provision, which will accrue after 5 years of active employment. The special pension benefit will be payable monthly following your retirement on or after age 60, and shall be inclusive of any other pension benefit paid under Nortel plans. As part of this special pension arrangement, you shall also be entitled after 5 years of active employment to benefit from the retirement provisions under Nortel’s Stock Option Plans and Restricted Stock Unit Plan, and to the fullest extent permissible, the retirement provisions of Nortel’s employee benefit plans.

Further details of your special pension benefit will be provided to you by the Executive Compensation Group.
7. Participation in Executive Retention Termination Plan
You will be eligible to participate in our Executive Retention and Termination Plan (“ERTP”). The ERTP, in part, defines the conditions for a change in control and includes the provisions available to you should your employment be terminated as defined in ERTP within 24 months following a change in control. You would be eligible for the benefits described for CEO participation.
8. Tax Preparation and Financial Planning
As a board appointed officer, tax preparation for your personal income tax will be provided at company expense by a company assigned provider. In connection with your continued employment and relocation, Nortel will cover your reasonable financial planning and legal expenses up to US$25,000 on an annual basis. Nortel will also cover your professional fees and expenses in connection with your offer of employment up to US$25,000.
9. Tax Equalization
Nortel will “gross up” your compensation related to active employment with the corporation to the extent required such that your after-tax compensation will be the same as if you were a resident of the State of Illinois. Compensation for this purpose shall include your salary, annual incentive awards, long-term incentive awards, benefits under Nortel employee benefit plans (including the Nortel relocation plan) to the extent such benefits shall be considered income for tax purposes, and any other similar payments or awards. Compensation shall not include any income resulting from Capital Accumulation and Retirement Plans, including any special pension arrangements in connection therewith, or any payments made under the ERTP or as a result of separation pursuant to section 10 below.
10. Separation
In the event (i) Nortel initiates your separation of employment as President and Chief Executive Officer, or (ii) you initiate your separation of employment because your responsibilities or authority are involuntarily changed and are not substantially equivalent to your current role, or because your total compensation is involuntarily changed in a manner that is materially inconsistent with other key executive officers, you will be provided in lieu of any other payment or benefit with the equivalent of two years base salary paid bi-weekly, the equivalent of two years SUCCESS plan payment at target to be paid in a lump sum, the opportunity to continue health, life insurance and AD&D benefits coverage in which you are then enrolled for two years following your employment termination (“Salary Continuance Period”) at active employee rates, and the continued vesting of outstanding stock options or restricted stock units during the Salary Continuance Period, other than the new hire stock options and restricted stock units referred to in paragraph 4, which shall immediately vest on your date of separation. In addition to the above, in the event any SUCCESS plan payment is made to key employees of Nortel in respect of the year in which such separation of employment occurs, you shall be entitled to a pro-rata SUCCESS plan payment at target. However, the foregoing payments and benefits will not be provided to you if your separation of employment arises out of termination for Cause, as that term is defined in the ERTP.

Additionally, the provision of any such payments and benefits will be conditioned upon your execution of a separation agreement, which will be prepared by the corporation and will contain, among other things, a full and final release of claims and a covenant not to compete against Nortel or solicit its employees during the Salary Continuance Period. Such payments and benefits will be provided at a time and in a manner that is consistent with Section 409A of the U.S. Internal Revenue Code to the extent that such statutory provision is applicable to you. Payment to you of the benefits described in this paragraph would make you ineligible for the payments/benefits described above in paragraph 7.
11. Reporting Insider
You will be designated a Reporting Insider under applicable Canadian and U.S. securities legislation with respect to trades of securities of Nortel as of October 17, 2005. Additional details will be provided by the Securities Law Group, which will assist you in your reporting obligations.
12. Share Ownership Guidelines
As a senior executive you will be expected under the Share Ownership Guidelines to own Nortel shares equivalent to 500% of your base salary within 5 years from the date you commence employment.

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